Exhibit 99.2
Abercrombie & Fitch
October 2007 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended November 3rd, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended November 3rd, 2007, were $251.1 million compared to $216.8 million for the four-week period ended October 28th, 2006. Total Company direct-to-consumer net sales increased to $18.5 million for the four-week period ended November 3rd, 2007, a 50% increase over sales for the four-week period ended October 28th, 2006. October comparable store sales decreased 2% for the four-week period ended November 3rd, compared to the four-week period ended November 4th, 2006.
By brand, Abercrombie & Fitch comparable store sales increased 2%. Men’s comps increased by a high single digit; women’s comps decreased by a low-single digit. Transactions per store were flat to last year; average transaction value increased 12%. Transaction metrics compare the four-week period ended November 3rd, 2007 to the four-week period ended October 28th, 2006.
In the kids business, abercrombie, comparable store sales decreased 5%. Boys and girls comps decreased by a mid single digit. Transactions per store decreased 5%; average transaction value increased 4%.
Hollister comparable store sales decreased 5%. Dudes comps increased by a high single digit; Bettys comps decreased by a low double digit. Transactions per store decreased 4%; average transaction value declined 1%.
RUEHL comparable store sales decreased 14%. Men’s and women’s comps declined by a similar amount. Transactions per store decreased 25%; average transaction value was flat to last year.
By region, comps were strongest in the North Atlantic and weakest in the South.
We will release 3rd quarter results on Wednesday, November 21st, at 7:00 AM Eastern Time and hold our conference call at 8:30 AM Eastern Time. To listen to the LIVE conference call on Wednesday, November 21st, dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 2580041 or through abercrombie.com.
Thank You.

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